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                                 April 29, 1997



Board of Directors
Flagstar Bancorp, Inc.
2600 Telegraph Road
Bloomfield Hills, Michigan  48302-0968

     Re:  Registration Statement on Form S-8
          Flagstar Bank 401(k) Plan

Gentlemen:

     We have acted as special counsel to Flagstar Bancorp, Inc., a Michigan Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of common stock, par value $.01 per share (the "Common Stock") of the Company, and related participation interests therein, which may be sold to participants in the Flagstar Bank 401(k) Plan, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We note that approximately 44 percent of the Common Stock to be sold in the Company's proposed public offering is original issue, with the balance being issued and outstanding shares. Our opinion herein is limited to the original issue Common Stock.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock to be originally issued will, when issued, be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                         Very truly yours,

                         Reinhart, Boerner, Van Deuren,
                         Norris & Rieselbach, P.C.


                         By: /s/ Matthew G. Ash
                             ------------------
                            Matthew G. Ash